CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 25, 2025, relating to the financial statements and financial highlights Sterling Capital Behavioral Large Cap Value Equity Fund, Sterling Capital Behavioral Small Cap Value Equity Fund, Sterling Capital Small Cap Value Fund, Sterling Capital North Carolina Intermediate Tax-Free Fund, and Sterling Capital Virginia Intermediate Tax-Free Fund, each a series of Sterling Capital Funds, which are included in Form N-CSR for the year ended September 30, 2025, and to the references to our firm under the headings “Other Service Providers” and “Exhibit C - Financial Highlights” in the Prospectus/Information Statement.

COHEN & COMPANY, LTD.

Cleveland, Ohio

September 21, 2026